Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Timothy K. Schools

Chief Executive Officer

(615) 732-7449

CapStar Announces Appointments to Executive Leadership Team

NASHVILLE, TN, February 11, 2022 (GLOBE NEWSWIRE) -- CapStar Financial Holdings, Inc. (“CapStar”) (NASDAQ:CSTR) announced today the following appointments to its executive management team.

Michael J. Fowler resumed his role as Executive Vice President, Chief Financial Officer effective February 11, 2022, after stepping down to Treasurer in the Fall of 2020 to provide care for his spouse during her 18-month battle with cancer. Mr. Fowler has more than 40 years of banking and finance experience having served in senior financial roles at a number of regional banks including Texas Commerce, Capital One, and IBERIABANK. He replaces Denis J. Duncan, who served as Chief Financial Officer during this period, and retired effective February 10, 2022.

Amy C. Goodin has been appointed Chief Risk Officer and Corporate Secretary overseeing legal, regulatory relations, insurance, internal audit, vendor management, compliance, and information security. Ms. Goodin joined the company in 2000 and oversaw human resources, compliance, and internal audit at Athens Federal Community Bank which was acquired by CapStar in 2018. She graduated with a bachelor’s degree in business administration from Tennessee Wesleyan University.

“We look forward to Mike resuming his role as Chief Financial Officer and are excited for Amy to expand her role and continue our focus on strong enterprise risk management,” said Timothy K. Schools, President and Chief Executive Officer. “While caring for his wife, who lost her battle with cancer in early January, Mike has remained actively engaged and been a key contributor to our outstanding results. I am grateful for Denis who stepped in during this period and wish him well in retirement.”

About CapStar Financial Holdings, Inc.

CapStar Financial Holdings, Inc. is a bank holding company headquartered in Nashville, Tennessee and operates primarily through its wholly owned subsidiary, CapStar Bank, a Tennessee-chartered state bank. CapStar Bank is a commercial bank that seeks to establish and maintain comprehensive relationships with its clients by delivering customized and creative banking solutions and superior client service. As of December 31, 2021, on a consolidated basis, CapStar had total assets of $3.1 billion, total loans of $2.0 billion, total deposits of $2.7 billion, and shareholders’ equity of $380.1 million. Visit www.capstarbank.com for more information.